Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-165047 and 333-186766) and Form S-8 (Nos. 33-42229, 333-64573, 333-30867, 333-74815, 333-37338, 333-110102, 333-126888, 333-162766, 333-168827, and 333-168829) of Masco Corporation of our report dated February 15, 2013, except for the effects of discontinued operations discussed in Note B to the consolidated financial statements, as to which the date is May 8, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan

May 8, 2013